PART II

OFFERING CIRCULAR

QUALITY OF LIFE MARKETING, INC.

1350 NE 125 STREET, Suite 201C,

NORTH MIAMI, FL 33161

Best Efforts Offering of up to 4,000,000 Common Shares

Minimum Purchase: 2,000 Shares ($1,000)

This prospectus relates to the offering and sale of up to Four million (4,000,000) Common Shares of the Company for an aggregate, maximum gross dollar offering of Two Million ($2,000,000) Dollars (the "Offering"). The Offering is being made pursuant to Tier 1 of Regulation A, promulgated under the Securities Act of 1933. Each Common Share will be offered at FIFTY CENTS ($0.50) per share. There is a minimum purchase amount of Two Thousand Common Shares, at $0.50 per share for an aggregate purchase price of One Thousand and 00/100 Dollars.

Investing in this offering involves high degree of risk, and you should not invest unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 9. This offering circular relates to the offer and sale or other disposition of up to Four million (4,000,000) Common Share Shares, at $0.50 per share . See "Securities Being Offered" beginning on page 34.

This is our offering, and no public market currently exists for our common stock. The Offering price is arbitrary and bears to relationship to any criteria of value. The Company does not intend to seek a public listing for the Common Shares until it feels there is sufficient capital or investors interest to do so. Moreover, our common stock is not listed for trading on any exchange or automated quotation system. The Company presently does not intend to seek such listing for its common stock, but should it hereinafter elect to do so, there can be no assurances that such listing will ever materialize.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission (the "SEC") and the relevant state regulators, as necessary and will terminate on the sooner of the sale of the maximum number of shares being sold, twelve months from the effective date of this Offering Statement or the decision by Company management to deem the offering closed. The shares offered hereby are offered on a "best efforts" basis, and there is no minimum offering.

We have made no arrangements to place subscription proceeds or funds in an escrow, trust or similar account, which means that the proceeds or funds from the sale of common stock will be immediately available to us for use in our operations and once received and accepted are irrevocable. See "Plan of Distribution" and "Securities Being Offered" for a description of our capital stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE COMMON SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

			Underwriting
	Number of	Price to	discount and	Proceeds to	Proceeds to
	Share	Public (3)	commissions (1)	issuer (2)	other persons
Per Share	1	$0.50	$0.003	$0.50	$0.00
Total Minimum	2,000	$1,000.00	$0.00	$1,000.00	$0.00
Total Maximum	4,000,000	$2,000,000	$0.00	$2,000,000	$0.00

(1)	We do not intend to use commissioned sales agents or underwriters.
(2)

The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, finders fees, selling and other costs incurred in the offering of the common stock.

(3)	The Shares are offered at $0.50 per share, with a Minimum Purchase of 2,000 Shares.

We are following the "Offering Circular" format of disclosure under Regulation A.

The date of this Preliminary Offering Circular is August 17, 2019

TABLE OF CONTENTS

Summary Information ________________________________________	6
Risk Factors ________________________________________________	9
Dilution ____________________________________________________	18
Plan of Distribution _________________________________________	19
Use of Proceeds _____________________________________________	20
Description of Business _______________________________________	21
Management's Discussion and Analysis ___________________________	26
Directors, Executives, and Significant Employees ___________________	29
Executive Compensation ______________________________________	32
Securities Ownership of Management and Control Persons ___________	33
Interest of Management and Others In Certain Transactions ___________	35
Securities Being Offered ______________________________________	36
Financial Statements _________________________________________	35
Exhibits ____________________________________________________	45
Signatures __________________________________________________	46

FORWARD LOOKING STATEMENTS

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE", "PROJECT", "BELIEVE", "ANTICIPATE", "INTEND", "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

SUMMARY OF INFORMATION IN OFFERING CIRCULAR

As used in this prospectus, references to the "Company", "company", "we", "our", "us", "QUALITY OF LIFE MARKETING, INC.", "QUALITY OF LIFE MARKETING", "QOLM", or "Company Name" refer to QUALITY OF LIFE MARKETING, INC., unless the context otherwise indicated.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

The Company
Organization:

We were incorporated under the laws of the Province of Ontario, Canada on October 31, 2013. On August 13 2019 our Company was domiciled in Wyoming. Our principal office is located at 1350 NE 125 STREET, Suite 201C, NORTH MIAMI, FL 33161.

Capitalization:

Our articles of incorporation provide for the issuance of up to (i) 50,000,000 shares of Common stock, par value $0.001 and (ii) 5,000,000 shares of Preferred stock of one or more classes, par value $0.001. As of the date of this Prospectus there are 5,000,000 shares consisting of 4,000,000 Common stock and 1,000,000 of SERIES A preferred stock issued and outstanding.

Management:

Our Chief Executive Officer is Hamon Francis Fytton. He currently also acts as our President and Secretary. Our officer also serve as a Director of the Company. There are no other officers or directors of the Company. Our CEO spends approx. 10-20 hours per week to the affairs of the Company.

Controlling Shareholders:

Our Officer and sole Director owns all 1,000,000 shares of SERIES A Preferred stock and 3,590,000 shares of Common stock respectively. As such, our sole current Officer and Director will be able to exert a significant influence over the affairs of the Company at the present time, and will continue to do so after the completion of the offering

Independence:

We are not a blank check company, as such term is defined by Rule 419 promulgated under the Securities Act of 1933, as amended, as we have a specific business plan and we presently have no binding plans or intentions to engage in a merger or acquisition with an unidentified company, companies, entity or person.

Our Business
Description of Operations:

QUALITY OF LIFE MARKETING We are an internally managed media company engaged in operating a number of membership websites. Some of these sites are owned by third parties where QOLM provides the management tools, content, advertising selection and other facilities necessary for the day-to-day operation of their business. Our primary goal is to own and operate a number of sites, aimed at specific target markets, where the operation is a Company owned entity.

Historical Operations:

Since inception, the Company has limited its operations to primarily researching potential media acquisitions and licensing opportunities and preparing for this offering. As of June 30, 2019 we have an accumulated deficit of $13,500.00.

Current Operations:	The Company is currently focused on researching land banking and media rights and acquisition opportunities in the United States and Canada as well as sourcing its capital raise requirements.
Growth Strategy:

The Company will seek to begin its acquisition strategy upon completion of this offering. The timing of commencement of operations may be influenced by our relative success of this offering. We may not raise sufficient proceeds through this offering in order to fully execute our business plans.

The Offering
Securities Offered:	4,000,000 shares of Common stock at $0.50 per share.
Common Stock Outstanding before the Offering:	5,000,000 shares consisting of 4,000,000 shares of Common stock and 1,000,000 of SERIES A Preferred stock.
Common Stock Outstanding after the Offering	9,000,000 shares consisting of 8,000,000 shares of Common stock and 1,000,000 of SERIES A Preferred stock.
Use of Proceeds	The proceeds will be deployed for development of the business plan and related working capital expenses.
7
Termination of the Offering:

The offering will commence as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission (the "SEC") and the relevant state regulators, as necessary and will terminate on the sooner of the sale of the maximum number of shares being sold, twelve months from the effective date of this Offering Statement or the decision by Company management to deem the offering closed.

Offering Cost:

We estimate our total offering registration costs to be $30,000. If we experience a shortage of funds prior to funding, our officer and director has verbally agreed to advance funds to the Company to allow us to pay for offering costs, filing fees, and correspondence with our shareholders; however our officer and director has no legal obligation to advance or loan funds to the Company.

Market for the Shares:

The Shares being offered herein are not listed for trading on any exchange or automated quotation system. The Company does intend to seek such a listing at any time following the registration and capital raise.

Market for our Common Stock:

Our common stock is not listed for trading on any exchange or automated quotation system. We do intend, upon the effectiveness of this Offering Statement to seek such a listing. We may, however, seek to obtain a listing at a later date based on the outcome of this offering , although there can be no guarantee that we will be able to file and later have declared effective, a registration statement made pursuant to the Securities Act of 1933. Moreover, there can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTQB Marketplace; nor can there be any assurance that such an application for quotation will be approved .

Common Stock Control:

Our officer and director currently own all the issued and outstanding SERIES A Preferred stock of the company, and will continue to own all of these shares to control the operations of the company after this offering, irrespective of its outcome.

Best Efforts Offering:

We are offering our common stock on a "best efforts" basis through our Chief Executive Officer, who will not receive any discounts or commissions for selling the shares. There is no minimum number of shares that must be sold in order to close this offering.

2. RISK FACTORS

Investing in our shares involves risk. In evaluating the Company and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering circular. Each of these risk factors could materially adversely affect QOLM's business, operating results or financial condition, as well as adversely affect the value of an investment in our shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

Our having generated no revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of August 17, 2019, we have generated no revenues. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues and expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

The company has realized significant operating losses to date and expects to incur losses in the future

The company has operated at a loss since inception, and these losses are likely to continue. QOLM's net loss for the period ending June 30, 2019 was $13,500. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The Company has limited capitalization and a lack of working capital and as a result is dependent on raising funds to grow and expand its business.

The Company lacks sufficient working capital in order to execute its business plan. The ability of the Company to move forward with its objective is therefore highly dependent upon the success of the offering described herein. Should we fail to obtain sufficient working capital through this offering we may be forced to abandon our business plan.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

We have less than one year of operational history in our industry since registration in Wyoming in 2019. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

 We are a recently organized corporation with a limited operating history, and we may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were originally incorporated on October 31, 2003, and our business was the distribution of DVD's through a monthly rental program. This was offered by independent distributors throughout the US. These operations ceased in 2005. We continued to offer the sale of DVD's direct to retail outlets and pursue other opportunities in the media industry until 2007. Following our reformation in 2019, we have a limited operating history. Our financial condition, results of operations and ability to make or sustain distributions to our stockholders will depend on many factors, including:

  our ability to identify attractive media assets, content providers and other suitable products and service opportunities that are consistent with our marketing strategy;
  our ability to consummate media deals and other acquisitions on favorable terms;
  our ability to obtain investment capital for marketing and other operating costs;
  the appreciation or depreciation in our investments and any limiting factors in each of the corresponding contract terms;
  our ability to absorb costs that are beyond our control, such as accounting, audit, legal, litigation costs and compliance costs;
  our ability to respond to changes in trends in our markets; and
  economic conditions in our markets, as well as the condition of the financial and private investment markets and the economy generally

 We are dependent on the sale of our securities to fund our operations.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity securities. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

The Company is dependent on key personnel and loss of the services of any of these individuals could adversely affect the conduct of the company's business.

Our business plan is significantly dependent upon the abilities and continued participation of our officers and directors. It would be difficult to replace any of them at such an early stage of development of the Company. The loss by or unavailability to the Company of their services would have an adverse effect on our business, operations and prospects, in that our inability to replace them could result in the loss of one's investment. There can be no assurance that we would be able to locate or employ personnel to replace any of our officers, should their services be discontinued. In the event that we are unable to locate or employ personnel to replace our officers we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

 Our Certificate of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Certificate of Incorporation, including controlling state statute permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was an officer or director of the Company. Furthermore, our Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty by such director acting as a director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, pursuant to section 174 of the General Corporation Law of Wyoming (unlawful payment of a stock dividend or unlawful redemption of stock), or for any transaction from which a director derived an improper personal benefit.  Our Certificate of Incorporation permits us to purchase and maintain insurance on behalf of directors, officers, employees or agents of the Company or to create a trust fund, grant a security interest and/or use other means to provide indemnification.

Our Bylaws permit us to indemnify our officers and directors to the full extent authorized or permitted by law.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Risks Relating to Our Business

We may not be able to sell the products and services we offer.

Due to a lack of a specific recent operating history, we cannot be certain that we are able to sell our products and services to our intended audience. We may acquire and license media assets of books, videos and lesson plans, but may not be able to sell the products because of competition and overall market conditions.

 The profitability of attempted acquisitions and investments is uncertain.

We intend to acquire and license media assets of books, videos and lesson plans and develop our own content for our selected market. Media assets, the acquisition and development of rights to those media properties entails risks that may not meet our audience approval. The business plan may fail to perform in accordance with expectations. In undertaking these projects, we will incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in the projects include risks that the media assets will not achieve anticipated sales or market acceptance. Expenses may be greater than anticipated.

Many of our products may be shelved for a period of time.

Because media assets are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. After investing in a licensing or purchase agreement it may be some time before we can schedule their release and therefore delays revenue from some of the media assets. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our product offering could have an adverse effect on our financial condition and results of operations.

If we purchase or develop assets at a time when the media market is experiencing substantial influxes of capital investment and competition for media assets, those that we purchase or develop may decrease in value.

The media space is currently experiencing a substantial influx of capital from investors worldwide. This substantial flow of capital, combined with significant competition for original works, may result in inflated prices for such assets. To the extent we purchase or develop media assets in such an environment, we are subject to the risk that if the media market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our the value of our media assets may decrease significantly below the amount we paid for or expended in the development and licensing of such assets.

We may not make a profit.

The prices that we can obtain media assets will depend on many factors that are presently unknown, including their authors fame, demographic trends for our target market and available financing. There is a risk that we will not realize any significant revenue our media investments overall. Our cost of marketing is based on industry estimates and not based on recent experience of our Company. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

 Our investments may not be diversified.

Our potential profitability and our ability to diversify our investments may be limited, both geographically and by the type and number of media assets we invest in. We will be able to purchase or develop additional media assets only as additional funds are raised or alternatively if owners accept our stock in exchange for an interest in the titles they control. Because we may have to accept less well known authors due to financial considerations our overall media investments may reduce in value. Our media assets may not be well diversified and their economic performance could be affected by changes in subscriber demand.

Competition with third parties for media assets and other investments may result in our paying higher prices for media assets which could reduce our profitability and the return on your investment.

We compete with many other entities engaged in media acquisition and distribution, many of which have greater resources than we do. Some of these companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and increased prices. If competitive pressures cause us to pay higher prices for media assets, our ultimate profitability may be reduced and the value of our media assets may not appreciate or may decrease significantly below the amount paid for such media assets. At the time we elect to dispose of one or more of our media assets, we will be in competition with sellers of similar media assets to locate suitable purchasers, which may result in us receiving lower proceeds from the disposal or result in us not being able to dispose of the assets due to the lack of an acceptable return. This may cause you to experience a lower return on your investment.

The Company may not be able to effectively control the timing and costs relating to the acquisition and creation of or improvements on media assets, which may adversely affect the CompanyCompany's operating results and the its ability to make a return on its investment or disbursements of dividends or interest to our shareholders.

Nearly all of the media assets to be acquired by the Company will require some level of editing and cataloging immediately upon their acquisition or soon thereafter. The Company may acquire media assets that it plans to extensively re-purpose.  For example take a full length video and create a multi-part series from it. The Company also may acquire media assets that we assumed would be suitable for our targeted audience but are not well received by those audiences. The Company's media assets will also have been created at varying ages and may no longer be relevant in todays market and audience expectations. Consequently, the Company will routinely retain independent contractors to perform much of this work, and the Company will be exposed to all of the risks inherent in using independent contractors, including potential cost overruns, delays by contractors in completing work, delays in the time and poor workmanship. If the Company's assumptions regarding the costs and resources necessary across our media assets prove to be materially inaccurate, the Company's operating results and ability to make distributions to our Shareholders may be adversely affected.

The Company has not yet identified any specific media assets to acquire or improve with net proceeds of this offering, and you will be unable to evaluate the economic merits of the Company's investments made with such net proceeds before making an investment decision to purchase the Company's securities.

The Company will have broad authority to invest a portion of the net proceeds of this offering in any media assets opportunities the Company may identify in the future, and the Company may use those proceeds to make acquisitions and licensing deals with which you may not agree. You will be unable to evaluate the economic merits of the Company's media assets before the Company invests in them and the Company will be relying on its ability to select attractive investment media assets. In addition, the Company's investment policies may be amended from time to time at the discretion of the Company's Management, without out notice to the Company's Shareholders. These factors will increase the uncertainty and the risk of investing in the Company's securities.

Although the Company intends to use substantial portion of the net proceeds of this offering to acquire and create media assets suitable for its targeted markets, including working capital, the Company cannot assure you that it will be able to do so. The Company's failure to apply the proper portion of the net proceeds of this offering effectively or find suitable media assets to acquire and develop in a timely manner or on acceptable terms could result in losses or returns that are substantially below expectations.

Risks Related to Our Securities

There is no current established trading market for our Common Stock and if a trading market does not develop, purchasers of our securities may have difficulty selling their securities

There is currently no established public trading market for our Common Stock and an active trading market in our securities may not develop or, if developed, may not be sustained.  While we intend to seek a quotation on a major national exchange or automated quotation system in the future, there can be no assurance that any such trading market will develop, and purchasers of the common stock may have difficulty selling their common stock. No market makers have committed to becoming market makers for our common stock and none may do so.

The offering price of the Shares being  offered herein has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is no public market for our Shares. The offering price for the Shares being registered in this offering has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value.  Thus, investors should be aware that the offering price does not reflect the market price or value of our common shares.

We may, in the future, issue additional shares of common stock, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of fifty million (50,000,000) shares of Common Stock; and five million (5,000,000) shares of Preferred Stock of all classes.  As of the date of this Prospectus the Company has five million (5,000,000) shares, consisting of four million (4,000,000) shares of Common Stock and one million (1,000,000) shares of Preferred Series A issued and outstanding. If we sell the entire 4,000,000 shares of Common stock in this Offering, we will have eight million (8,000,000) shares of Common Stock issued and outstanding with the Preferred shares remaining the unchanged.

Accordingly, we may issue up to an additional thirty-two million (32,000,000) shares of Common Stock and four million (4,000,000) of Preferred Shares of the same or different Classes. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our Common Stock.

We are media company and we finance our business through the sale of Common Stock

As with every other media company, we will from time to time finance our business through the sale of our Common Stock. This way have the capital to license the assets we acquire. Our goal is to purchase or license media assets this way until our cash flow is sufficient that we are self-financing. We may also acquire debt in the form of mezzanine or bridge financing. We may borrow such funds from a traditional bank or non bank third party. However we expect to limit this type of financing based on our cash flow . We also hope to finance acquisition costs mostly with the sale of our common stock in this offering. As a result, our balance sheet may be unduly leveraged and if we cannot sell or liquidate our media assets, we will be burdened by debt service, including, but not limited to payment of principal and interest and other fees.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to rely upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

3. DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the offering price per share of our common stock in this offering and the as adjusted net tangible book value per share of our capital stock after this Offering. The following table demonstrates the dilution that new investors will experience relative to the Company's net tangible book value as of June 30, 2019. Net tangible book value is the aggregate amount of the Company's tangible assets, less its total liabilities. The table presents three scenarios: a $0.5 million raise ($500,000) from this Offering, a $1 million raise from this Offering and a fully subscribed $2 million raise from this Offering.

Proceeds from Sale	$0.5MM	$1MM	$2MM
Percentage of Shares Sold	25%	50%	100%
Price Per Share	$0.50	$0.50	$0.50
Shares Issued	1,000,000	2,000,000	4,000,000
Capital Raised	500,000	1,000,000	2,000,000
Less Offering Costs	30,000	30,000	30,000
Net Proceeds	470,000	970,000	1,970,000
Net Tangible Value Pre-Financing	4,000	4,000	4,000
Net Tangible Value Post-Financing	473,000	973,000	1,973,000
Shares Issued and Outstanding - Pre Financing	4,000,000	4,000,000	4,000,000
Shares Issued and Outstanding - Post Financing	5,000,000	6,000,000	8,000,000
Net Tangible Value Pre-Financing	$0.001	$0.001	$0.001
Increase/Decrease per Share Attributable To New Investors	$0.10	$0.16	$0.24
Net Tangible Book Value per Share, Post Offering	$0.10	$0.17	$0.25

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor's stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, convertible notes, preferred shares or warrants) into stock. If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. The company has authorized and issued two classes of shares of stock, namely Common stock and SERIES A Preferred Stock. Therefore, all of the company's current shareholders and the investors in this Offering will experience the same dilution if the company decides to issue more shares in the future.

4. PLAN OF DISTRIBUTION

We are offering a maximum of 4,000,000 Common Shares on a no minimum, "best efforts" basis. We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. This prospectus permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell. There is currently no plan or arrangement to enter into any contracts or agreements to sell the shares with a broker or dealer. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. There is no minimum amount of shares we must sell; so no money raised from the sale of our shares will go into escrow, trust or another similar arrangement.

The shares are being offered by Hamon Fytton, the Company's Chief Executive Officer and Director. Mr. Fytton will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the shares. No sales commission will be paid for shares sold by Mr. Fytton. Mr. Fytton is not subject to a statutory disqualification and is not associated persons of a broker or dealer.

Additionally, Mr. Fytton primarily performs substantial duties on behalf of the registrant other than in connection with transactions in securities.  Mr. Fytton has not been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The offering will terminate upon the earlier to occur of: (i) the sale of all 4,000,000 shares being offered, or (ii) 365 days after this Offering Circular is declared effective by the Securities and Exchange Commission or (iii) or the decision by Company management to deem the offering closed.

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

5. USE OF PROCEEDS TO ISSUER

We estimate that, at a per share price of $0.50, the net proceeds from the sale of the 4,000,000 shares in this Offering will be approximately $1,970,000, after deducting the estimated offering expenses of approximately $30,000.

We will utilize the net proceeds from this offering to acquire media assets and for marketing our products and for general corporate purposes, including financing, operating expenses and our other expenses.

Accordingly, we expect to use the net proceeds, estimated as discussed above as follows, if we raise the maximum offering amount:

	Maximum
Maximum	Amount	Percentage
Acquisition of media assets	400,000	20%
Other media assets development costs	600,000	30%
Marketing	400,000	20%
Working Capital	300,000	15%
General Expenses	270,000	14%
Offering Expenses (2)	30,000	1.5%
TOTAL	2,000,000	100%

(1) "Acquisition of Media Assets Expenses" are expenses related to our selection and acquisition of media assets , whether or not the assets are acquired outright or with limited rights . These expenses include but are not limited to travel and communications expenses, non-refundable option payments on media assets and minimum payments , accounting fees and expenses and miscellaneous expenses. The presentation in the table is based on the assumption that we will finance these acquisitions form the proceeds of this offering.

(2) "Offering Expenses"include projected costs for Legal and Accounting, Audit, Publishing/Edgar and Transfer Agents Fees and consultants.

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our business plan.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock is not listed on a public exchange, the Company may choose to file and obtain a listing on the Over the Counter Marketplace following qualification of this offering circular. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

6. DESCRIPTION OF BUSINESS

Our Company

QUALITY OF LIFE MARKETING, INC. was incorporated under the laws of the Province of Ontario, Canada on October 31, 2003. We have filed articles of incorporation for a continuance in the State of Wyoming in August 2019. Our principal office is located at 1350 NE 125 STREET, Suite 201C, NORTH MIAMI, FL 3316.

We are an internally managed media company engaged in planning and operating a number of membership websites. Some of these sites are owned by third parties where QOLM provides the management tools, content, advertising selection and other facilities necessary for the day-to-day operation of their online business. Our primary goal is to own and operate a number of sites, aimed at specific target markets, where the operation is a Company owned entity.

We are a development stage company, and we expect to use substantially all of the net proceeds from this offering to engage in the selection and acquisition of media assets, whether or not the assets are acquired outright or with limited rights. These 'limited rights' are typically country and/or language specific combined with a time limit. Some assets will have continuing royalty payments associated with their licensing rights. This is advantageous to our Company because these payments will be based on actual usage and not an outright fixed fee. Therefore our customers will ultimately be the deciders of which of these titles are the most appropriate and relevant to our target audience.

We believe the growth and fragmentation of the personal entertainment market have created an unprecedented opportunity for a subscriber based business model.

Prior Operations and Shareholders

Our Company currently consists of a little over 1,500 shareholders. These shareholders were part of QOLM's prior business and were part of the Company when operations ceased in 2007. The Management decided that this shareholders should be part of QOLM's revival as digital media company. We have set aside 410,000 shares of the Company's Common Stock for distribution to this group. This will be done following the qualification of these offering.

We also have a potential list of subscribers from our prior business numbering several thousand. These individuals had previously being affiliate distributors in a video rental company, controlled by our CEO, and were part of QOLM's prior business. None of these prior distributors have had an opportunity to either become new affiliates of the QOLM platform, nor invest in our shares as of the date of this filing.

We anticipate providing such an opportunity following the qualification of this offering. Even though our Company is new, we anticipate that some of these prior members will contribute to our business success.

Media Assets from Prior Operations

During the Company's prior operations it acquired several media assets. These are not valued on the Company's Balance Sheet as they are fully impaired and do not provide any revenue. Many of these titles are under a non-exclusive license to the Company. Others titles need to be repurposed from their existing format and length for the new platform. As operations commence, we intend to revalue some of these assets, and they may later appear on the Company's Balance Sheet. There can be no pre-determined value placed on them at this time.

Principal Products and Services

The Company in its early stage of product and platform development. It is not currently profitable and we do not expect to make a profit for several years. As we roll out our business model, our principal product will be entertainment content: webinars, video series and lesson plans. With the help of our creative team we plan to develop a slate of projects in the entertainment industry. We expect to realize our first revenues from entertainment projects within the first 6 months following platform launch .

We plan to initially focus on the United States and Canada as our target markets. We expect to build a significant subscriber base and media assets intended to generate current income and to provide capital appreciation and cash flow .

The Subscriber Base Business Model

The Company is using a Subscriber Base Business Model for each of its planned sites. We expect our community of subscribers and shareholders, to become an important competitive advantage in an otherwise fiercely competitive entertainment market. We believe that subscribers who are emotionally and financially invested in projects are significantly more likely to see them, evangelize them, and support them. Having a large audience invested in our projects will give us a competitive advantage because when our projects are released, assuming we have a large group of subscribers helping to make these projects successful.

In addition to helping us promote projects, we feel that a large subscriber base invested in our success can help us in other ways, including:

  Helping us identify emerging market trends, exciting new intellectual properties, and up-and-coming talents;
  Providing focus group feedback to help us evaluate options and make market decisions;
  Generating energy, enthusiasm and excitement that helps propel not only individual projects, but also the company forward; and
  Volunteering their time, energy, and expertise to the company in webinars and conference calls.

How We Plan To Make Money

The Company is using a Subscriber Base Business Model for each of its planned sites. We plan to both license existing content and develop and produce our own content. As we roll out our business model, our principal product will be entertainment content, such as: webinars, video series and lesson plans. Our plan is to partner with proven creators and authors to create content, and use established and emerging distribution channels and technologies to monetize it. Our goal is to have a diversified slate of projects that can generate revenue from one or more of the following activities: membership revenue, advertising revenue, joint venture third-party sales and merchandising.

With the help of our licensed and internally developed assets, we plan to develop a suite of projects in the media industry targeted at our audience. We expect to realize our first revenues from entertainment projects within the first 6 months following platform launch. .

Developing, licensing and distributing our content into the media marketplace

We plan to accomplish this by partnering with existing studios, networks and distributors on the development, financing, production and distribution of content. We plan to use established business models currently used in the entertainment industry. Revenue streams can come from multiple sources in the form of production fees and bonuses, revenue share, royalty participation, merchandising, ancillary market development and sales, distribution, licensing and format fees, and contingent compensation, just to name a few. We plan to work with established content creators across an array of genres to create a diversified suite of projects to minimize the risk of over-concentration in any one genre or medium. We expect some projects to be internally developed and others to be externally acquired, and projects are expected to be in all different stages of development from the acquisition of underlying intellectual property to the participation in the distribution of a finished media.

Offering content directly to consumers via multiple digital platforms

Several of the newer digital platforms acquire content in all types including short form video series to feature length productions. Many also offer the integrated system features to allow for various payment models including subscription, pay-per-view or purchase. Commitments from such platforms can help us secure financing, talent and possible ancillary market revenue streams. We plan to market our content to all such platforms, thereby offering our content directly to consumers.

Offering Brand integrations and sponsorships

To help defray the cost of our content production, we plan to identify organic brand integration and product placement for our content, and seek advertising/sponsorship partners for the production and distribution of our shows. For example, we might work with a brand to integrate their product into our content, or custom develop content to the brand's specification in exchange for a fee. We might also work directly with one or more sponsors who pay us to develop content that is released for free to consumers on a portal that includes advertisements from the sponsor(s).

Offering content, merchandise, and experiences that are sold directly to consumers via our website

Having a subscriber base that are emotionally and financially invested in the Company and/or its products creates unique opportunities for us to develop products that are sold directly to subscribers on our websites.

As our Company grows, we believe our ability to market and sell content, merchandise, and experiences directly to consumers via our websites will grow as well

Growing the Subscriber Base

The power of our platform is proportional to its size. As our Subscriber Base grows, so will our access to high quality entertainment projects as well as our ability to market and support these projects. As such, growing the subscriber base is currently our number one priority.

Since we're a new company, marketing and public relations is an extremely important way for us to grow the Company . In fact, we plan to spend up to 20% of the money we raise from this offering marketing and promoting the Company and its products. The money we spend on marketing builds our brand, enhances our public visibility, and grows our community. This in turn drives growth of the subscriber base, and increases our competitive advantage.

Competition

The entertainment industry is fiercely competitive. There are thousands of other companies involved in the creation of entertainment content, from giant international conglomerates to small independent creators. These companies are the Company&s competitors in that we are all competing to develop entertainment for consumers. However, collaboration is common in the entertainment industry, so we also view these companies as potential partners.

We believe QOLM offers a unique value proposition compared to most other entertainment companies. For example, if we compete with other companies to partner with another media or production company to co-produce or co-develop a new project, we believe our ability to bring our subscriber base and experience with this business model to the project, along with the funds to help develop it, gives us a competitive advantage.

Intellectual Property

The Company does not currently own any Intellectual Property, however many of the media assets we intend to license are registered as Trademarks and/or copyright. When the Company creates its own content we intend to both trademark and copyright the content whenever possible.

Our Competitive Strengths

We believe the experience of our directors and officers, as well as our investment strategies, distinguish us from other media companies. Specifically, our competitive strengths include  the following:

  Experienced and Dedicated Management Team. The Company has a CEO that intends to recruit a committed management team with experience in media distribution. He has already started a company that created a large subscriber based network. Our CEO has also established relationships with service providers whose specialize in services for public companies.
  We have an extensive deal flow network in target markets due to long-standing relationships with brokers and lenders.
  Highly Disciplined Investing Approach. We intend to take a time-tested and thorough approach to analysis, management and investor reporting.

Government Regulation

Our business is subject to many laws and governmental regulations, mostly related to data privacy, refund policies and ecommerce regulations in various markets. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Investment Company Act of 1940

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Employees:

Currently, the company does not have any full time employees. The company may hire a number of employees as needed after effectiveness of this offering primarily to support our acquisition and development efforts.

Legal Proceedings

We do not know of existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

7. DESCRIPTION OF PROPERTY

Our principal offices are located at 1350 NE 125 STREET, Suite 201C, NORTH MIAMI, FL 33161 . The office is provided free by our CEO . We do not currently lease or own any other real property.

8. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were incorporated under the laws of the Province of Ontario, Canada on October 31, 2013. On August 13 2019 our Company was domiciled in Wyoming. Our principal office is located at 1350 NE 125 STREET, Suite 201C, NORTH MIAMI, FL 33161.

Our mission is to grow a subscriber base that are financially and emotionally invested in our success, and use that community to fund, develop, market and monetize entertainment content. We are in early stages of development. Our activities since inception have consisted primarily of business formation, fundraising, growing the subscriber base, forming creative alliances, building an advisory board, internally developing entertainment projects, sourcing external entertainment projects, and preparing for this offering.

Since its revival, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting potential management and staff and raising capital. Accordingly, the Company is considered to be in the development stage, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced. The Company has generated minimal revenues from operations and therefore lacks meaningful capital reserves.

Operating Results

As of June 30, 2019 we have not generated any revenues and incurred expenses of $13,500. Our operating expenses consist of the costs incurred in organizing the company and this offering. As a result, our net loss for the period from inception through June 30, 2019 was $13,500. Our accumulated deficit at June 30, 2019 was $13,500.

To meet our need for cash we are attempting to raise money from this offering. The maximum aggregate amount of this offering will be required to fully implement our business plan. If we are unable to successfully generate revenue we may quickly use up the proceeds from this offering and will need to find alternative sources. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

Liquidity and Capital Resources

As of June 30, 2019 the Company had $6,500 in cash and total liabilities of $13,500. As of June 30, 2019, the Company has incurred total expenses since inception of $13,500, related entirely to the costs associated with this Offering. In management's opinion, the Company's cash position is insufficient to maintain its operations at the current level for the next 12 months. We are attempting to raise funds to proceed with our plan of operation. The Company hopes to raise up to $2,000,000 in this Offering. If we are successful at raising the maximum amount of this offering, we believe that such funds will be sufficient to fund our expenses over the next twelve months.

Although we intend on identifying media assets for licensing and acquisition with our proceeds, there is no guarantee that we will acquire any such assets. Executing on our business plan will depend highly on our funds, the availability of those funds, and the size of the projects we engage in. Upon the qualification of the Form 1-A, the Company plans to pursue its business plan with any available capital and use our CEO's industry contacts to attract investors. There can be no assurance of the Company's ability to do so or that additional capital will be available to the Company. If so, the Company's investment objective of acquiring media assets will be adversely affected and the Company may not be able to execute on its business plan if it is unable to finance such projects. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company. If we are successful at raising capital by issuing more stock, or securities which are convertible into shares of the Company, your investment will be diluted as a result of such issuance.

We are highly dependent upon the success of this offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available, because we are a development stage company with no operations to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, the Company would be required to cease business operations. As a result, investors would lose all of their investment.

Off-Balance Sheet Arrangements

As of June 30, 2019 we did not have any off-balance sheet arrangements.

Plan of Operations

Over the next 12 months our plan of operations consists of the following activities:

Licensing Existing Content

We have developed relationships with several potential partners that may allow us to license their media assets. Our ability to partner on these projects will be heavily dependent upon how much money we raise for licensing deposits and minimums where necessary.

Developing and Producing the Company's own Media Assets

We have several media projects currently in the planning stage that we hope to monetize in the next 12 months. These and other projects that have not yet been announced.

Growing the Subscriber Base

Since the size and engagement of our subscriber base determines its value, we will continue to invest significant time and resources to growing and cultivating our planned membership sites. We believe that as these grow, so will our access to high quality media assets, our ability to support the membership websites, and our competitive advantage in the marketplace. This objective involves many different activities including:

  A successful capital raise in this offering;
  Marketing and evangelizing the Company's platform to grow the number of investors and subscribers of our websites;
  Developing tools, processes, and systems that leverage the power of a subscriber base for the benefit of the Company; and
  Developing tools, processes, and systems that leverage the power of a subscriber base for the benefit of the Company; and
  Supporting and coordinating the Company (i.e. meet-ups, webinars, online events, etc.)

General Business Development

We plan to continue investing heavily in business development to generate business and marketing opportunities for the Company. This activity consists of sourcing entertainment projects, sourcing distribution channels, networking with potential advisory board members and/or board of directors members and potential marketing partners.

As of June 30, 2019, we have approximately $6,500 in cash, and a regular operational "burn rate" of approximately $500 per month. While our operational expenses are consistent from month to month, we also have variable spending each month from our discretionary marketing and project funds. This "burn rate" will increase significantly as operations commence. We cannot assure you that we will have sufficient capital to finance our growth and planned business operations in the future or that such capital will be available to us on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future. That said, assuming we raise at least the minimum amount of $500,000 in this offering, we would reduce our operating expenses and conserve cash so that these funds would allow us to continue our planned operations through at least the end of 2020. We would not expect to make significant financial investments in external projects, but would instead focus on internal development of projects, business development, and seeking additional funding and finance partners.

If we raised the maximum offering amount of $2 million, we would grow our internal development resources, fund operations for the next several years, and plan to make significant investments in external entertainment projects.

Fundraising Plans

Even if we were to raise the maximum amount of $2 million in this offering, we would still plan to raise additional funds over the next 12 to 24 months. That's because the more shareholders we have in the Company, the more powerful our company becomes, and the greater our competitive advantage in the marketplace.

9. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until her successor is elected and qualified, or until her earlier resignation or removal. Our directors and executive officers are as follows:

The table below lists our directors and executive officers, their ages, and the date of their first appointment to such positions. Each position is currently held with an indefinite term of office.

Name	Position	Age	Date of First
			Appointment
Hamon Francis Fytton	Chief Executive Officer/DirectorPresident/ Director/Secretary	65	January 1, 2019 *

* This date reflects the recent revival of the Company and the transition to a Wyoming corporation

Hamon Fytton- CEO and Director

Over the last five years Mr. Fytton acted as a consultant to several public companies and private companies seeking to become public. In this capacity he has overseen the preparation of numerous registration statements, subscription agreements, SEC filings, prospectus offerings and general company information packets. He has also often acted as an Officer and/or director for several companies, aiding in their transition from private to public. He has conducted several seminars in the past 12 months on the JOBS Act and the new Crowdfunding and REG A+ regulations. He continues to consult with various investment groups in the US and other countries.

In 1997 Mr. Fytton co-founded Internet Advisory Corporation which became a public company within the first year of operations . Within three years of starting, the company had a market capitalization of over $100 million. He is currently a Director and shareholder of Gold Entertainment Group, Inc. a public company.

Code of Ethics Policy

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of no more than five (5) directors. Each director of the Company serves until his successor is elected and qualified, subject to removal by the Company's majority shareholders. Each officer shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors, and shall hold his office until his successor is elected and qualified, or until his earlier resignation or removal.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee for that purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships

None.

Involvement in Certain Legal Proceedings

 No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

  Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

  Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting her involvement in any type of business, securities or banking activities,

  Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

  Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

  Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

  Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Significant Employees

None.

10. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our two highest-paid persons who were directors or executive officers during our last completed fiscal year.

		Cash	Other	Total
	Capacities in which	compensation	compensation	compensation
Name	compensation was received	($)	($)	($)
Hamon Fytton	CEO, Director	-0-	-0-	-0-

Compensation of Directors

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans.

11. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

		Amount and
	Amount and	nature of
	nature of	beneficial	Percent
Name and address of beneficial	beneficial	ownership	of class
owner (1)	ownership (2)	acquirable	(3)
Hamon Fytton	3,590,000	-0-	90%

All directors and officers as a group (1 persons)	3,590,000	-0-	90%

(1)	The address of those listed is 1350 NE 125 STREET, Suite 201C, NORTH MIAMI, FL 33161.
(2)	Our sole director owns 3,590,000 of Common and 1,000,000 of SERIES A Preferred shares. Unless otherwise indicated, all shares are owned directly by the beneficial owner.
(3)	Based on 5,000,000 shares consisting of an aggregate 4,000,000 shares of Common stock and 1,000,000 of SERIES A Preferred shares outstanding prior to this Offering.

12. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the last fiscal year, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Conflicts of Interest and Corporate Opportunities

The officers and directors have acknowledged that under Wyoming law that they must present to the Company any business opportunity presented to them as an individual that met the Wyoming's standard for a corporate opportunity:  (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation. This is enforceable and binding upon the officers and directors as it is part of the Code of Ethics that every officer and director is required to execute.  However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Board.  It is the Company's intention to adopt such policies and procedures in the immediate future.

13. SECURITIES BEING OFFERED

Common Shares

Our authorized capital stock consists of (i) fifty million (50,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), (ii) five million (5,000,000) shares of PREFERRED of all Classes, par value $0.001 per share (the "PREFERRED Stock"), with (iii) one million (1,000,000) shares of SERIES A PREFERRED stock, par value $0.001 issued and outstanding at the time of this offering. As of June 30, 2019, we have 4,000,000 shares of Common stock and 1,000,000 of SERIES A Preferred shares issued and outstanding.

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

Each one (1) share of SERIES A Preferred Stock shall have voting rights held at all stockholders' meetings for all purposes, including election of directors equal to 10 shares of common stock.

Options and Warrants

The management may at some future date decide that it is in the best interests of the shareholders to issue warrants. At the time of this filing, there are no immediate plans to issue, nor any outstanding warrants or options.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we create preferred stock), holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock that may be created in the future.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may create in the future.

Transfer Agent and Registrar

None. We may appoint one at any time during this offering.

Share Eligible for Future Sale

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 5,000,000 shares consisting of 4,000,000 shares of Common stock and 1,000,000 of SERIES A Preferred Stock . None of these shares will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The 4,000,000 shares of Common stock issued prior outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

14.   FINANCIAL STATEMENTS

QUALITY OF LIFE MARKETING, INC.

(A DEVELOPMENTAL STAGE COMPANY)

FINANCIAL STATEMENTS

For the period ended June 30, 2019.

CONTENTS:

Balance Sheet as of June 30, 2019.

Statement of Operations for the period from January 1, 2019 to June 30, 2019.

Statements of Stockholder's Deficit for the period from January 1, 2019 to June 30, 2019.

Statements of Cash Flows for the period from January 1, 2019 to June 30, 2019.

Notes to the Financial Statements

QUALITY OF LIFE MARKETING, INC.

(A DEVELOPMENTAL STAGE COMPANY)

BALANCE SHEET

As of June 30, 2019.

ASSETS	June 30, 2019

Current Assets:
Cash	$ 6,500
Total Current Assets
TOTAL ASSETS	6,500

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Related Party Note	13,500
Total Current Liabilities	13,500
Total Liabilities	13,500

Stockholders' Equity
Preferred Stock; 5,000,000 shares authorized; par value $0.001 per share; 1,000,000 shares Issued and Outstanding	1,000
Common Stock: 50,000,000 shares authorized, par value $.001 per share; 4,000,000 shares Issued and Outstanding	4,000
Additional Paid In Capital

Prior Accumulated Retained Earnings
Current net profit (loss)	(13,500)
Less: Dividends

Total Shareholders' Equity	(5,000)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$ 6,500

The accompanying notes are an integral part of these financial statements.

QUALITY OF LIFE MARKETING, INC.

(A DEVELOPMENTAL STAGE COMPANY)

STATEMENT OF OPERATIONS

For the Period January 1, 2019 (Inception) through June 30, 2019.

From January 1, 2019 to June 30, 2019

Revenue	$ 0.00

Operating expenses:	13,500
Total operating expenses	13,500

Net Profit	(13,500)

Net loss per common share - basic and diluted:

Net loss per share attributable to common stockholders	0.001

Weighted-average number of common shares outstanding	4,000,000

The accompanying notes are an integral part of these financial statements.

QUALITY OF LIFE MARKETING, INC.

(A DEVELOPMENTAL STAGE COMPANY)

STATEMENT OF STOCKHOLDER'S DEFICIT

for the period of January 1, 2019 (inception) to June 30, 2019

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholder's Deficit
	Shares	Amount
		$		$	$
Beginning Balance, January 1, 2019 (Inception)	-	0
Issuance of Common Stock $0.001 Par Value	4,000,000	4,000
Net Income (Loss)	-			(13,500)

Ending Balance, June 30, 2019	4,000,000	4,000		(13,500)	(9,500)

The accompanying notes are an integral part of these financial statements.

QUALITY OF LIFE MARKETING, INC.

(A DEVELOPMENTAL STAGE COMPANY)

STATEMENT OF CASH FLOWS

FROM THE PERIOD January 1, 2019 (INCEPTION) to June 30, 2019.

From January 1, 2019 (Inception) to June 30, 2019

Cash Flows from Operating Activities

Net Income (loss)	($13,500)
Net cash used in operating activities	(13,500)

Cash Flows from Financing Activities
Common & Preferred Stock issued	5,000
Related Party Loan	13,500
Net Cash Flows From Financing Activities	6,500
Net Increase In Cash	6,500

Cash Beginning	-
Cash Ending	6,500

The accompanying notes are an integral part of these financial statements.

Note 1.     Organization, History and Business

QUALITY OF LIFE MARKETING, INC.  ("the Company") was incorporated in Delaware on January 1, 2019. We are an internally managed media company engaged in operating a number of membership websites. The Company's fiscal year end is December 31.

Note 2.     Summary of Significant Accounting Policies

Revenue Recognition

Revenue is derived from contracts with our consumers. Revenue is recognized in accordance with ASC 605. As such, the Company identifies performance obligations and recognizes revenue over the period through which the Company satisfies these obligations. Any contracts that by nature cannot be broken down by specific performance criteria will recognize revenue on a straight line basis over the contractual term of period of the contract.

Accounts Receivable

Accounts receivable is reported at the customers' outstanding balances, less any allowance for doubtful accounts.  Interest is not accrued on overdue accounts receivable.

Allowance for Doubtful Accounts

An allowance for doubtful accounts on accounts receivable is charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses.  Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers.  Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired.

Stock Based Compensation

When applicable, the Company will account for stock-based payments to employees in accordance with ASC 718, "Stock Compensation" ("ASC 718").  Stock-based payments to employees include grants of stock, grants of stock options and issuance of warrants that are recognized in the consolidated statement of operations based on their fair values at the date of grant.

The Company accounts for stock-based payments to non-employees in accordance with ASC 505-50, "Equity-Based Payments to Non-Employees."  Stock-based payments to non-employees include grants of stock, grants of stock options and issuances of warrants that are recognized in the consolidated statement of operations based on the value of the vested portion of the award over the requisite service period as measured at its then-current fair value as of each financial reporting date.

The Company calculates the fair value of option grants and warrant issuances utilizing the Binomial pricing model.  The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.  ASC 718 requires forfeitures to be estimated at the time stock options are granted and warrants are issued to employees and non-employees, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The term "forfeitures" is distinct from "cancellations" or "expirations" and represents only the unvested portion of the surrendered stock option or warrant.  The Company estimates forfeiture rates for all unvested awards when calculating the expense for the period.  In estimating the forfeiture rate, the Company monitors both stock option and

Note 2.     Summary of Significant Accounting Policies (continued)

warrant exercises as well as employee termination patterns.  The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period.

Loss per Share

The Company reports earnings (loss) per share in accordance with ASC Topic 260-10, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since there are no dilutive securities.

Cash and Cash Equivalents

For purpose of the statements of cash flows, the Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities of three months or less.

Concentration of Credit Risk

The Company primarily transacts its business with one financial institution. The amount on deposit in that one institution may from time to time exceed the federally-insured limit.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Business segments

ASC 280, "Segment Reporting" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. The Company determined it has one operating segment as of June 30, 2019.

Income Taxes

The Company accounts for its income taxes under the provisions of ASC Topic 740, "Income Taxes." The method of accounting for income taxes under ASC 740 is an asset and liability method. The asset and

Note 2.     Summary of Significant Accounting Policies (continued)

liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company's financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company's financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

Note 3.     Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The effective tax rate on the net loss before income taxes differs from the U.S. statutory rate as follows:

June 30, 2019

U.S statutory rate	34.00%
Less valuation allowance	-34.00%

Effective tax rate	0.00%

The significant components of deferred tax assets and liabilities are as follows:

June 30, 2019
Deferred tax assets

Net operating gain/losses	$(13,500)

Deferred tax liability

Net deferred tax assets
Less valuation allowance

Deferred tax asset - net valuation allowance	$0

Note 3.     Income Taxes (Continued)

The Company adopted the provisions of ASC 740-10-50, formerly FIN 48, and "Accounting for Uncertainty in Income Taxes". The Company had no material unrecognized income tax assets or liabilities as of June 30, 2019.

The Company's policy regarding income tax interest and penalties is to expense those items as general and administrative expense but to identify them for tax purposes. During the period January 1, 2019 (inception) through June 30, 2019 there were no income tax, or related interest and penalty items in the income statement, or liabilities on the balance sheet. The Company files income tax returns in the U.S. federal jurisdiction and the state of Delaware. We are not currently involved in any income tax examinations.

Note 4.   Related Party Transactions

There have been no related party transactions other than the following related party stock issuances.

Related Party Stock Issuances:

The following stock issuances were made to officers of the company as compensation for services:

On June 30, 2019 the Company issued 15,000,000, consisting of 3,590,000 shares of its authorized Common Stock and 1,000,000 of its authorized SERIES A Preferred Stock to Hamon Fytton as consideration for $4,590.00.

Related Party Note.

On January 1, 2019 Hamon Fytton, the Chief Executive Officer, loaned the Company the sum of $13,500.00. The note is payable upon demand and bears no interest.

Note 5.   Stockholders' Equity

Common Stock

The holders of the Company's common stock are entitled to one vote per share of common stock held.

As of June 30, 2019 the Company had 5,000,000 shares consisting of 4,000,000 shares of Common Stock and 1,000,000 shares of SERIES A Preferred Stock issued and outstanding.

 Note 6. Commitments and Contingencies

Commitments:

The Company currently has no long term commitments as of our balance sheet date.

Contingencies:

None as of our balance sheet date.

Note 7 - Net Income(Loss) Per Share

The following table sets forth the information used to compute basic and diluted net income per share attributable to QUALITY OF LIFE MARKETING, INC., for the period January 1, 2019 (inception) through June 30, 2019.

June 30, 2019

Net Income (Loss)	$(13,500)

Weighted-average common shares outstanding basic:

Weighted-average common stock	4,000,000
Equivalents

Equivalents
Stock options	0
Warrants	0
Common Shares	0
Weighted-average Common shares	4,000,000
outstanding- Diluted

Note 8.    Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Currently, the Company has no operating history and has not generated significant revenue. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management believes that the Company's capital requirements will depend on many factors including the success of the Company's development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There is no assurance that such financing will be available in the future.   The conditions described above raise substantial doubt about our ability to continue as a going concern. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 9.    Subsequent Events

None.

15. INDEX TO EXHIBITS

Exhibit 1A - 2A

CERTIFICATE OF INCORPORATION AND AMENDMENT THERETO

Exhibit 1A-2B

BY-LAWS

Exhibit 1A-3

SERIES A Preferred Share Designation

Exhibit 1A-4

SUBSCRIPTION AGREEMENT

Exhibit 1A-12

OPINION OF COUNSEL

16.  SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Dade County, State of Florida, on August 17, 2019.

QUALITY OF LIFE MARKETING, INC.

By:	/s/ Hamon Francis Fytton
Name:	Hamon Francis Fytton
Title:	Chief Executive Officer, Director
(and Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.